Exhibit 99.1
IDLEAIRE TECHNOLOGIES CORPORATION
REPORTS SECOND QUARTER 2007 OPERATING RESULTS
•	124 ATE-equipped locations in 33 states

•	Second quarter net revenues increased 228% to $8.4 million

•	Same-store utilization rates increased 71%, total usage increased 329%

•	Fleet pay hours increased 470% to 1,370,000 hours billed

•	Over 5.9 million gallons of fuel conserved year-to-date

•	Over 139 million pounds of emissions eliminated year-to-date
KNOXVILLE, TENNESSEE — August 14, 2007 — IdleAire Technologies Corporation (IdleAire), the leading provider of ATE Advanced Travel Center Electrification® (“ATE”) services to the long-haul trucking industry, today announced improved operating results for the quarter ended June 30, 2007, including a 228% increase in revenue from the second quarter in 2006 to $8.4 million, and a 329% increase in usage to 3.4 million hours used.
Value Proposition
“IdleAire’s value proposition has become even more important to the nation’s long-haul trucking fleets and drivers who are experiencing freight volume slow-downs as a result of the downturn in residential construction, continued high driver turnover/shortage and rising diesel fuel prices,” said Mike Crabtree, IdleAire Chairman, President and CEO. “Our comprehensive, ‘win-win-win’ solutions substantially reduce fleet operating costs, promote driver wellness, comfort and stress reduction by providing thermostatically controlled, clean, filtered HVAC without noise or vibration and enhanced communications and entertainment options; and eliminate air pollution from an idling diesel engine; and conserve fossil fuel energy resources.”
Network Deployment
During the second quarter, IdleAire installed its ATE systems at 10 new locations and added 598 ATE-equipped parking spaces in GA, MN, ND, NJ, NV, NY, TN, TX, UT and VA. As of June 30, 2007, IdleAire was operating 118 sites and 7,754 ATE-equipped parking spaces in 33 states. Today, we are operating 124 sites in 33 states with a total of 8,079 ATE-equipped parking spaces.
Utilization Initiatives and Operating Results
Total ATE system hourly usage increased 329% to 3.4 million hours in the second quarter of 2007 from 795,600 hours in the second quarter of 2006. We believe that this growth is consistent with (i) network expansion — the net addition of 81 sites and 5,810 average ATE-equipped spaces, (ii) site maturity — only 1,346 of the 7,393 average ATE-equipped spaces have an operating history of 12 months or more (the “core comp” sites), (iii) site staff training, (iv) fleet sales, (v) strategically-timed sales and marketing initiatives around our “life improved” theme, and (vi) warmer summer weather.

Hourly usage at “core comp” sites, our key “same store” sales metric increased 71% from 489,600 hours used (26.3% occupancy on a 24 hour basis) during the second quarter of 2006 to 837,100 hours used (28.4% occupancy) during the second quarter of 2007. For the six months ended June 30, 2007, IdleAire provided approximately 6 million hours of usage. IdleAire estimated that it has eliminated more than 139 million pounds of air pollution and conserved over 5.9 million gallons of diesel.
Fleet pay hours, a key demand-side performance metric, increased 470% — from 240,200 hours billed (30.5% of the total) for the second quarter 2006 to 1,370,000 hours billed (40.1% of the total) for the second quarter 2007.
Financial Results
Net revenues for the quarter ended June 30, 2007 were $8.4 million, a 228% increase over net revenues of $2.6 million for the quarter ended June 30, 2006. Net revenues for the six months ended June 30, 2007 were $14.9 million, a 253% increase over net revenues of $4.2 million for the six months ended June 30, 2006. For the quarter ended June 30, 2007 compared to the quarter ended June 30, 2006, the average number of ATE-equipped spaces available for rent increased from 1,583 spaces to 7,393 spaces and total hours of usage increased from 0.8 million hours to 3.4 million hours. For the six months ended June 30, 2007 compared to the six months ended June 30, 2006, the average number of ATE-equipped spaces available for rent increased from 1,474 spaces to 7,146 spaces and total hours of usage increased from 1.3 million hours to 6.0 million hours.
Operating expenses increased $11.4 million or 94%, for the quarter ended June 30, 2007 compared to the quarter ended June 30, 2006, due principally to the “net” addition of 81 new sites and increased corporate overhead expenses. Similarly, operating expenses increased $24.9 million or 125% for the six months ended June 30, 2007 compared to the six months ended June 30, 2006. However, operating expenses as a percent of net revenues decreased significantly, principally due to economies of scale achieved as a result of our network expansion and the maturing of our sites.
Operating loss and net loss for the quarter ended June 30, 2007 were $15.0 million and $22.5 million, respectively, compared to an operating loss and net loss of $9.5 million and $13.9 million, respectively for the quarter ended June 30, 2006. Operating loss and net loss for the six months ended June 30, 2007 were $29.9 million and $44.4 million, respectively, compared to an operating loss and net loss of $15.7 million and $25.8 million, respectively, for the six months ended June 30, 2006.
As of June 30, 2007, we had cash, cash equivalents and short-term investments of $35.4 million available for network expansion and to fund interim operating losses. Additionally, we had $13.1 million of deposits with suppliers and $25.7 million in work-in-process inventory available for network expansion.
As previously disclosed, we expect to incur operating and net losses for the near future as we continue our deployment, enhance our customer support, invest in marketing and sales strategies to drive top-line growth and improve our financial and operational reporting capabilities.

Conference Call
IdleAire will host a conference call to discuss second quarter 2007 results tomorrow, August 15, 2007, at 10:00 a.m. EST. Dial in for this interactive teleconference toll free at 800-369-1125, access code 8441617. A recording of the call will be available an hour after the live call ends and will be available until 11:59 p.m. Eastern Time August 22. During that time the recording can be accessed by calling toll free 866-435-5405 and using access code 4607.
About IdleAire
IdleAire Technologies Corporation is the leading provider of comprehensive in-cab idle reduction, driver work environment, communication, safety and other training services to the long-haul trucking industry. IdleAire’s ATE technology reduces idling costs for a truckload carrier, provides valuable driver retention and recruitment benefits, promotes driver health and wellness and improves highway safety. Additionally, the IdleAire solution improves air quality by reducing noxious emissions, including ozone-depleting greenhouse gases. IdleAire is committed to developing a nationwide network of locations and building value for its stakeholders. IdleAire provides its ATE services at travel centers and fleet terminals throughout the continental United States. Please visit IdleAire’s website at www.idleaire.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, and working capital needs and sources of liquidity, which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, demand and utilization of our ATE systems, the number of parking spaces and locations we expect to install, competition, the seasonal nature of our business, economic conditions, regulatory matters, litigation, our negotiation of agreements with third parties and other risks described from time to time in our filings with the Securities and Exchange Commission. In addition, construction projects such as the rollout of our ATE system entail significant risks, including local building permit approval, shortages of materials or skilled labor, dependence on third party electrical power and telecommunications providers, unforeseen regulatory problems, work stoppages, weather interference, and unanticipated cost increases. There can be no assurance that construction commitments will be met. All forward-looking statements are based on our current expectations about future events.
Contact:
      John Doty (865) 437-3659
     Media Relations, IdleAire Technologies Corporation
     James H. Price (865) 437-3640
     Investor Relations, IdleAire Technologies Corporation

IdleAire Technologies Corporation
Condensed Balance Sheets
(Unaudited)

	June 30,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$19,423,293	$16,632,466
Short-term trading securities	14,900,000	15,000,000
Accounts receivable	1,494,660	5,587,935
Inventories	772,020	950,742
Prepaid expenses and other current assets	2,141,013	1,915,075

Total current assets	38,730,986	40,086,218

Restricted cash and investments	1,065,526	39,221,783
Deposits with vendors	13,091,102	15,974,745
Property and equipment, net	156,092,600	137,507,599
Deferred financing costs, net	28,735,860	29,452,860
Other assets	433,185	110,130

Total assets	$238,149,259	$262,353,335

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,989,351	$6,222,687
Accrued expenses	7,396,592	5,672,425
Deferred trade revenue	1,765,626	1,221,147
Deferred grant revenue	2,301,447	1,161,344

Total current liabilities	13,453,016	14,277,603

Deferred grant revenue	12,436,374	10,812,118
Other liabilities	3,691,265	2,965,167
Secured convertible notes	100,000	100,000
Senior secured discount notes	252,805,994	234,510,984

Total liabilities	282,486,649	262,665,872

Stockholders’ deficit:
Series A convertible preferred stock, $0.001 par value; 22,000,000 shares authorized, 17,171,448 shares issued and outstanding	30,349,676	30,349,676
Series B convertible preferred stock, $0.001 par value; 13,000,000 shares authorized, 12,566,774 shares issued and outstanding	48,673,927	49,055,727
Series C convertible preferred stock, $0.001 par value; 11,000,000 shares authorized, 4,473,032 shares issued and outstanding	22,155,254	22,155,254
Common stock, $0.001 par value; 200,000,000 shares authorized, 48,827,414 and 48,646,610 shares issued at June 30, 2007 and December 31, 2006, respectively	48,827	48,647
Stockholder subscription receivable	(925,000)	(925,000)
Treasury stock, 111,111 common shares, at cost	(200,000)	(200,000)
Additional paid-in capital	53,011,759	52,207,709
Accumulated deficit	(197,451,833)	(153,004,550)

Total stockholders’ deficit	(44,337,390)	(312,537)

Total liabilities and stockholders’ deficit	$238,149,259	$262,353,335

IdleAire Technologies Corporation
Condensed Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net revenues:
Basic and premium services, net	$7,189,035	$1,764,603	$12,534,291	$2,793,681
Ancillary product sales	508,702	224,638	956,880	328,934
Grant revenues	637,092	479,388	1,208,769	917,385
Other revenues	77,513	92,446	174,543	173,650

Total net revenues	8,412,342	2,561,075	14,874,483	4,213,650

Operating expenses:
Direct site operating costs	12,335,096	4,018,632	23,505,419	6,490,130
Cost of ancillary product sales	317,718	163,536	564,425	244,588
Depreciation and amortization	5,250,491	1,573,988	10,094,836	2,933,422
Selling, general and administrative expenses	5,428,728	3,683,122	10,421,208	7,608,621
Impairment of long-lived assets	—	1,303,885	—	1,303,885
Loss on settlement of asset retirement obligation	—	316,807	—	316,807
Loss on disposal of fixed assets	54,412	970,242	177,234	988,623

Total operating expenses	23,386,445	12,030,212	44,763,122	19,886,076

Loss from operations	(14,974,103)	(9,469,137)	(29,888,639)	(15,672,426)

Interest income	564,961	2,218,700	1,427,221	4,330,105
Interest expense	(8,102,475)	(6,634,079)	(15,985,865)	(14,484,711)

Net loss	$(22,511,617)	$(13,884,516)	$(44,447,283)	$(25,827,032)